Exhibit 99.1

NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Announces Second Quarter 2008 Financial Results

Operating Income Up 57%; Earnings per Share Up 53%

Backlog Up $101 Million to a Record $572 Million

Company Increases 2008 Revenue and EPS Outlook

PORTLAND, OR - July 24, 2008 — FLIR Systems, Inc. (NASDAQ:FLIR) today announced financial results for the second quarter ended June 30, 2008. Revenue was $261.0 million, up 42% compared to second quarter 2007 revenue of $184.3 million. Excluding the impact of the previously announced acquisitions of Extech Instruments Corporation and Cedip Infrared Systems, revenue increased by 32% compared to the second quarter of 2007. Operating income for the quarter was $64.7 million, up 57% from $41.2 million in the second quarter of 2007. Net income for the quarter was $45.4 million, or $0.29 per diluted share, compared with net income of $29.1 million, or $0.19 per diluted share on a split-adjusted basis, in the second quarter a year ago.

Revenue from the Company’s Government Systems division increased 46% over the second quarter of 2007, to a record $131.6 million, driven by strength in airborne and land-based applications. Revenue from the Company’s Commercial Vision Systems division increased 32% over the second quarter of last year, to a record $48.8 million, reflecting strong growth in the security and maritime markets. Revenue from the Company’s Thermography division increased 40% over the second quarter of last year, to $80.6 million. Excluding the impact of the Extech Instruments Corporation and Cedip Infrared Systems acquisitions, Thermography revenue increased 16% during the second quarter, due to strong demand for the T-Series, i5, and R&D product lines.

The backlog of firm orders for delivery within the next twelve months was approximately $572 million at June 30, 2008, an increase of $101 million compared with backlog at March 31, 2008. Backlog in the Government System’s division was $464 million, up $93 million during the quarter due to strong order activity both in the U.S. and internationally. Backlog in the Commercial Vision System’s division was $86 million, up $6 million during the quarter. Backlog in the Thermography division was $22 million, up $2 million during the quarter.

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FLIR Systems Announces Second Quarter 2008 Financial Results

July 24, 2008

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Cash provided by operations during the quarter was $8.2 million. In addition, the Company received $30.8 million from cash receipts and tax benefits from the exercise of stock options. Cash used during the quarter included $16.1 million for strategic acquisitions and investments and $6.1 million for property, plant, and equipment. At June 30, 2008, cash and cash equivalents were $177.0 million, compared with $159.1 million at March 31, 2008.

“The second quarter was another outstanding quarter for the Company, as we set quarterly records for orders, backlog, revenue, and operating profit,” noted Earl R. Lewis, President and CEO. “Demand was excellent, particularly in our Government Systems division, and backlog at the end of the quarter was again at a record level. Based on the quarter’s results, and the expectations for the remainder of the year, we are increasing our outlook for Revenue and Earnings Per Share for the year.”

Revenue and Earnings Per Share Outlook for 2008

Based on the financial results for the quarter, and the outlook for the remainder of the year, the Company is increasing its revenue and earnings guidance for 2008. The Company currently expects net revenue in fiscal 2008 to be in the range of $1.05 billion to $1.1 billion, and net earnings to be in the range of $1.18 to $1.25 per diluted share. This guidance utilizes a planned tax rate for the year of approximately 31%, and an average share count of approximately 162 million diluted shares.

Conference Call

FLIR has scheduled a conference call at 8:00 am EDT today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 12:00 PM EDT at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #52517616 after 12:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

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FLIR Systems Announces Second Quarter 2008 Financial Results

July 24, 2008

Page Three

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned “Revenue and Earnings Per Share Outlook for 2008” above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the possibility that the Company will experience difficulties in the integration of the operations, employees, strategies, technologies and products of Extech or Cedip, the potential inability to realize expected benefits and synergies from the Extech or Cedip transactions, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

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FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue	$260,978	$184,296	$497,884	$345,659
Cost of goods sold	114,364	85,150	220,475	156,691

Gross profit	146,614	99,146	277,409	188,968

Operating expenses:
Research and development	23,547	17,915	46,657	35,931
Selling, general and administrative	58,394	40,068	110,973	75,892

Total operating expenses	81,941	57,983	157,630	111,823

Earnings from operations	64,673	41,163	119,779	77,145

Interest expense	2,299	2,564	4,770	5,304
Other income, net	(3,637)	(1,169)	(3,655)	(3,578)

Earnings before income taxes	66,011	39,768	118,664	75,419

Income tax provision	20,568	10,683	35,887	20,070

Net earnings	$45,443	$29,085	$82,777	$55,349

Net earnings per share:
Basic	$0.33	$0.22	$0.60	$0.42

Diluted	$0.29	$0.19	$0.52	$0.37

Weighted average shares outstanding:
Basic	138,054	133,484	137,523	132,787

Diluted	162,344	157,825	161,899	156,805

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$177,002	$203,681
Accounts receivable, net	230,359	203,371
Inventories, net	213,792	179,366
Prepaid expenses and other current assets	86,289	58,056
Deferred income taxes, net	10,919	11,033

Total current assets	718,361	655,507

Property and equipment, net	129,919	120,873
Deferred income taxes, net	2,486	2,237
Goodwill	177,846	176,230
Intangible assets, net	62,916	52,819
Other assets	88,484	16,650

	$1,180,012	$1,024,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,396	$19,000
Accounts payable	67,333	53,990
Deferred revenue	24,071	19,612
Accrued payroll and related liabilities	36,484	39,431
Accrued product warranties	7,961	6,594
Advance payments from customers	17,909	9,156
Other current liabilities	21,041	14,600
Accrued income taxes	—	3,752
Current portion of long-term debt	22	7

Total current liabilities	176,217	166,142

Long-term debt	208,361	207,889
Deferred income taxes	2,010	1,902
Accrued income taxes	4,904	4,295
Pension and other long-term liabilities	23,424	20,813

Commitments and contingencies

Shareholders’ equity	765,096	623,275

	$1,180,012	$1,024,316